Exhibit 99.1

DEAR SHAREHOLDER,

Two years ago, when I became CEO, our management team put in place a dynamic strategy to grow our Nu Skin business focused on driving customer growth through engaging digital platforms, enabling products, and empowering programs for our global sales force.

As we look back on 2018, I am encouraged with the execution of our strategy and the momentum it has generated within our business. We made healthy strides with double-digit revenue growth and steady expansion of both our customers and sales leaders. Perhaps most importantly, we learned valuable lessons that will make us better and stronger as we pursue our ultimate vision of becoming the world’s leading business opportunity platform.

Our 2018 success was highlighted by:

•	18% revenue growth ($2.68 billion)
•	16% customer growth (1.24 million)
•	16% increase in sales leaders from Q1 2018 (73,400)
•	Growth in nearly every reporting segment

As we shift our attention forward, we look to build on this momentum in 2019. In order to achieve our goals, we plan to focus on three key growth drivers:

1) Invest to accelerate customer growth—We remain committed to driving global customer growth. Today, our customer base exceeds 1.2 million active purchasers of our product, spread across nearly 50 global markets. We are further strengthening our focus on the customer throughout the organization and continue to invest in technology and innovation to better support our current and future customer growth.

2) Invest to drive sales leader expansion and productivity—Our most important asset is our people, which includes our dedicated and talented sales leaders around the world. Our success depends upon increasing our global sales force, helping them be successful, and improving their productivity. We are advancing this effort by actively investing in digital tools and programs to better support them in building their business.

3) Leverage our resources and capabilities—We have recently invested in several partner companies to drive growth and efficiencies in our core business. These companies also have significant opportunities to grow and innovate within their respective industries and provide competitive advantages to our core business. We see substantial opportunities to leverage our resources and capabilities to drive growth in these partner companies.

Our core Nu Skin business holds tremendous potential, and we will continue to focus on our 3P Growth Strategy, which we believe will provide the fuel necessary to move our business forward.

Platforms—We are making significant investments in our digital platform to leverage social sharing, which empowers our sales leaders to attract, acquire, and retain customers through their use of social media and technology. In addition, we are making some significant changes to become a more customer-obsessed, digitally enabled company by transitioning our technology core to the cloud. We anticipate this transition will expand our scale, increase our speed and capacity, and provide improved flexibility to better serve our customers.

Products—Our most recent product innovation, ageLOC LumiSpa, has been instrumental in accelerating customer acquisition. During the year, we sold more than $250 million worth of LumiSpa devices and accompanying consumables. To increase the footprint of this unique facial cleansing and treatment device, we are introducing an innovative attachment for use on the delicate skin around the eyes called LumiSpa Accent. We anticipate LumiSpa will continue to be a growth driver in 2019 and beyond. We will also be introducing new products designed to be promoted via social sharing as well as rolling out powerful product restages and enhancements throughout the year.

Programs—We continue to roll out Velocity, our compensation program enhancement, and will have it in all markets except Mainland China this year. This program focuses on accelerating rewards to our sales leaders on a daily, weekly, and monthly basis. It also provides increased rewards for sharing our products and greater flexibility to appeal to a broader demographic.

We have great confidence in our recently acquired manufacturers that accelerate the speed to market for many of Nu Skin’s products. These partners augment our ability to innovate and improve our core business manufacturing cost efficiencies. In 2018, our manufacturing partners contributed approximately $90 million to our top-line results, and we anticipate continued growth this year.

As discussed at our 2019 Investor Day, we have made great strides in developing our indoor growing technology. This controlled environment agriculture (CEA) technology is intended to enhance our ability to provide customers with pure, sustainable, and effective ingredients—with full sourcing transparency—while providing a competitive advantage in our product development. We believe this technology also has great opportunities for application outside of our core business, and we are currently in the process of testing these applications.

In conclusion, we are excited for the future. We are focused on empowering growth in our business and generating strong financial results. We will continue to drive sustainable business practices and live up to our mission of being a force for good in the world, which we believe will generate competitive and business advantages for long-term success.

/s/ Ritch Wood

RITCH WOOD
Chief Executive Officer

FORWARD-LOOKING STATEMENTS: This annual report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company’s current expectations and beliefs. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws and include, but are not limited to, statements of management’s expectations regarding the company’s performance, growth, customers and sales force, products and product introductions, strategies, initiatives, investments, areas of focus, and the performance and potential of the company’s manufacturing and CEA partners; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as “believe,” “expect,” “anticipate,” “become,” “potential,” “intend,” “plan,” “will,” “would,” “could,” “may,” “might,” the negative of these words and other similar words. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. We caution and advise readers that these statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results to differ materially from the expectations and beliefs contained herein. For a summary of certain risks related to our business, see the company’s Annual Report on Form 10-K, filed on February 14, 2019, and other documents filed by the company with the Securities and Exchange Commission.